UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2008

Commission File Number: 0-27622

HIGHLANDS BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1796693 (I.R.S. Employer Identification No.)
P.O. Box 1128 Abingdon, Virginia (Address of principal executive offices)	24212-1128 (Zip Code)

276-628-9181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that the FHFA was putting the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) under conservatorship, eliminating dividend payments on Fannie Mae and Freddie Mac common and preferred stock for an unspecified amount of time and giving management control to their regulator, the FHFA.

Highlands Union Bank (the “Bank”), the wholly-owned subsidiary of Highlands Bankshares, Inc. (the “Company”) holds perpetual preferred investments in Fannie Mae and Freddie Mac with a book value of $6.25 million and a fair market value of approximately $300 thousand based on the closing market price of these securities on September 9, 2008. The Bank purchased these investments between 2001 and 2003. Due to the actions by the United States government and the uncertainty surrounding the on-going concern of these two Government Sponsored Enterprises (“GSE’s”) the Company has determined it will record an estimated other-than-temporary impairment (“OTTI”) charge to earnings of up to $4.13 million, net of taxes, during the third quarter of 2008. The OTTI charge is a non-cash expenditure. The value of these securities has decreased materially and it is unclear if and when the value will improve.

After considering the impact of the estimated OTTI charge to earnings of its Fannie Mae and Freddie Mac Preferred Stock, the Company and the Bank remain "well capitalized" under regulatory guidelines. The Company and the Bank have consistently reported their Tier 1 Leverage, Tier 1 Risk Based and Total Risk Based Capital Ratios reflecting the market losses in these equity securities in compliance with regulatory standards. Neither the Company nor the Bank holds any common stock or any other equity securities issued by Fannie Mae or Freddie Mac.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHLANDS BANKSHARES, INC.
(Registrant)

Date: September 11, 2008                                                    By: /s/ Robert M. Little, Jr.

Robert M. Little, Jr.

Chief Financial Officer